Exhibit 99.1

Synlogic Appoints Patricia N. Hurter, Ph.D. to Board of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 12, 2019--Synlogic, Inc., (Nasdaq:SYBX) a clinical stage company applying synthetic biology to beneficial microbes to develop novel, living medicines, today announced the appointment of Patricia N. Hurter, Ph.D., Senior Vice President of Pharmaceutical and Preclinical Sciences at Vertex Pharmaceuticals, Inc., to its board of directors.

“I am delighted to welcome Trish to our Board,” said Aoife Brennan, M.B., Ch.B., Synlogic’s president and chief executive officer. “She has been a key member of the leadership team that took Vertex from its early stages to one of the most admired biopharma companies, with the approval of several breakthrough drugs. Her broad experience in drug discovery and development, global regulatory affairs and GMP manufacturing will be invaluable to Synlogic as we develop Synthetic Biotic medicines that have the potential to change patients’ lives.”

“Synlogic has established itself as a leader in the application of synthetic biology to the creation of a new class of living medicines,” stated Dr. Hurter. “I am excited to have the opportunity to work closely with the company’s management to help them develop Synlogic’s novel platform, which has broad potential application across therapeutic areas from metabolic disease to cancer, and to bring these novel medicines to the patients who need them.”

Dr. Hurter has been Senior Vice President at Vertex since 2011, during which time her responsibilities grew to include all CMC and preclinical development activities of Vertex’s R&D portfolio , as well as the internal GMP manufacturing facility that provides drug substance and product for clinical development and commercial supply. From 2013 to 2014, she served as Interim Head of Global Regulatory Affairs at Vertex and oversaw the submission of the new drug application for Orkambi®, as well as several label expansions for Kalydeco®. She has played a leadership role in the development and commercialization of 4 transformative therapies for Vertex: Incivek®, Kalydeco, Orkambi® and Symdeko®. Prior to joining Vertex, Dr. Hurter was Director, Formulation Design and Characterization for Merck where she was a key member of the early development team for Januvia®, a treatment for Type II diabetes.

A respected thought leader in the pharmaceutical industry, Dr. Hurter is a frequent contributor to many scientific publications. She serves on the Vertex Research & Development and Operating Committees and is the founder and executive sponsor of “IWILL,” a Vertex employee network devoted to the advancement of women leaders. Dr. Hurter also serves as a member of the Board of Trustees of Harvard Conservation Trust. She holds a Ph.D. in chemical engineering from the Massachusetts Institute of Technology, an M.S. in mechanical engineering from West Virginia University and earned a B.Sc. in chemical engineering, cum laude, from the University of KwaZulu-Natal in Durban, South Africa.

About Synlogic
Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer beneficial microbes to perform or deliver critical functions missing or damaged due to disease. Synthetic Biotic medicines are designed to act locally and have a systemic effect to address disease in patients. Synlogic’s two lead programs, SYNB1020 and SYNB1618, are orally administered and target hyperammonemia as a result of liver damage or genetic disease, and phenylketonuria, respectively. Synlogic is also developing SYNB1891 as an intratumorally-administered Synthetic Biotic medicine for the treatment of cancer. In addition, the company is leveraging the broad potential of its platform to create additional Synthetic Biotic medicines for the treatment of liver disease, as well as inflammatory and immune disorders including Synlogic’s collaboration with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases, including: cancer, rare metabolic diseases, liver disease, and inflammatory and immune disorders; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; the potential of Synlogic’s technology to treat cancer, hyperammonemia, and phenylketonuria. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

Orkambi® and Kalydeco® are registered trademarks of Vertex Pharmaceuticals, Inc. Januvia® is a registered trademark of Merck & Co.

CONTACT:
MEDIA:
Courtney Heath
Phone: 617-872-2462
Email: courtney@scientpr.com

INVESTORS:
Elizabeth Wolffe, Ph.D.
Phone: 617-207-5509
Email: liz@synlogictx.com